UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
October 21, 2025
Live Nation Entertainment, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32601	20-3247759
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

9348 Civic Center Drive
Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

(310) 867-7000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $.01 Par Value Per Share	LYV	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01    Entry into a Material Definitive Agreement.

On October 21, 2025, Live Nation Entertainment, Inc. (the “Company”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the letter of credit issuers party thereto and the financial institutions party thereto as lenders. The Credit Agreement amended and restated the Company’s existing credit agreement, dated as of May 6, 2010 (as amended, restated, amended and restated, supplemented or otherwise modified immediately prior to the effectiveness of the Credit Agreement, the “Existing Credit Agreement”), and provides for (i) a $1.3 billion multicurrency revolving credit facility (the “new multicurrency revolving facility”), (ii) a $400 million venue expansion revolving credit facility (the “new venue expansion revolving facility” and together with the new multicurrency revolving facility, the “new revolving facilities”), (iii) a $700 million delayed draw term loan A facility (the “new delayed draw term loan A facility”), and (iv) a $1.3 billion term loan B facility (the “new term loan B facility” and together with the new revolving facilities and the new delayed draw term loan A facility, the “new senior secured credit facilities”), which was fully drawn at the closing of the new senior secured credit facilities. The new multicurrency revolving facility provides for sublimits of up to $250 million for the issuance of letters of credit and $200 million for swingline loans.

Proceeds of the new term loan B facility were used to refinance obligations under the Existing Credit Agreement, with any excess proceeds available for working capital, for general corporate purposes, and to finance other permitted transactions. Proceeds of borrowings under the new revolving facilities and the new delayed draw term loan A facility may be used for working capital, for general corporate purposes (including, in the case of the new venue expansion revolving facility, for new venue development and construction), and to finance other permitted transactions.

The commitments under the new delayed draw term loan A facility will expire on October 21, 2027 unless drawn prior to such date. The new revolving facilities and the new delayed draw term loan A facility mature on October 21, 2030; provided, that if (x) any of the Company’s 2027 senior secured notes or the Company’s 2027 senior unsecured notes remain outstanding on the date that is ninety-one days prior to the stated maturity thereof in an aggregate principal amount in excess of $500 million and (y) the Company’s consolidated free cash on such date is less than the sum of such outstanding principal amount plus $500 million, then the maturity date of the new revolving facilities and the new delayed draw term loan A facility will instead be the date that is ninety-one days prior to the stated maturity of the Company’s 2027 senior secured notes, the Company’s 2027 senior unsecured notes, or any permitted refinancing or extension of such indebtedness, as applicable. The new term loan B facility matures on October 21, 2032.

Loans under the new term loan B facility bear interest, at the Company’s option, at an annual rate equal to the forward-looking term rate based on the secured overnight financing rate that is published by CME Group Benchmark Administration Limited (“Term SOFR”) plus 2.00% or an adjusted base rate plus 1.00%. Loans under the new revolving facilities and the new delayed draw term loan A facility bear interest, at the Company’s option, at an annual rate equal to Term SOFR plus 1.50% or an adjusted base rate plus 0.50%, subject to two stepdowns based on the Company’s secured leverage ratio. The Company is required to pay a commitment fee equal to 0.35% per annum on the undrawn portion available under the new revolving facilities and the new delayed draw term loan A facility, and customary letter of credit fees, as necessary.

Commencing at the earlier of (i) the date on which the commitments under the new delayed draw term loan A facility have been reduced to $0 and (ii) October 21, 2027, the Company will be required to make quarterly amortization payments on borrowings under the new delayed draw term loan A facility at a rate equal to, for the first three years after closing, 0.625% of the original principal amount thereof, and thereafter, 1.25% of the original principal amount thereof. The Company will be required to make quarterly amortization payments on the new term loan B facility at a rate equal to 0.25% of the original principal amount thereof. The Company is also required to make mandatory prepayments of the loans under the new senior secured credit facilities, subject to specified exceptions, from excess cash flow and with the proceeds of asset sales, debt issuances, and other specified events.

The Company’s obligations under the Credit Agreement are guaranteed by certain of the Company’s direct and indirect domestic subsidiaries, subject to certain exceptions. The obligations under the Credit Agreement and the guarantees are secured by a lien on substantially all of the tangible and intangible personal property of the Company and the domestic subsidiaries that are guarantors, and by a pledge of substantially all of the shares of stock, partnership interests and limited liability company interests of the direct domestic subsidiaries of the Company and the guarantors and 65% of each class of capital stock of any first-tier foreign subsidiaries of the Company and the guarantors, subject to limited exceptions.

The Credit Agreement contains a financial covenant that requires the Company to maintain a maximum ratio of consolidated net debt to consolidated EBITDA (both as defined in the Credit Agreement) that ranges from 6.75x to 5.25x, with the first measurement occurring after the quarter ended March 31, 2026, the first step down of 0.50x occurring on March 31, 2027 and additional step downs of 0.50x occurring annually thereafter.

The Credit Agreement contains a number of covenants and restrictions that, among other things, restrict the Company’s and its subsidiaries’ ability to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, prepay certain indebtedness, create liens, enter into agreements with affiliates, sell material assets, and merge or consolidate. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Agreement becoming immediately due and payable.

The above description of the Credit Agreement is a summary and is not complete. A copy of the Credit Agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ending December 31, 2025, and the above summary is qualified by reference to the terms set forth in such exhibit.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 “Entry into a Material Definitive Agreement” is incorporated into this Item 2.03 by reference.

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Live Nation Entertainment, Inc.

By:	/s/ Brian Capo
Brian Capo
Senior Vice President and Chief Accounting Officer
October 24, 2025